UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 6, 2010

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii  96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2010, Timothy K. Schools, the President of American Savings Bank, F.S.B. (ASB), an indirect subsidiary of HEI, informed HEI of his intention to resign from ASB at yearend 2010, following the expected conclusion later this year of ASB’s Performance Improvement Project (PIP). Mr. Schools expressed his desire to return with his family to their home in South Carolina following completion of the PIP. Mr. Schools joined ASB on July 15, 2007 as Senior Executive Vice President and Chief Operating Officer, and became ASB President effective February 1, 2008.

Under Mr. Schools’ leadership, ASB began the multi-year PIP in early 2008 to improve ASB’s net income and profitability. Since the project began, ASB has exceeded the original expectations of the PIP and the project is now winding down.

In connection with Mr. Schools’ resignation, he will continue to be entitled to his customary compensation through the end of 2010, including participation in the Executive Incentive Compensation Plan and the 2008-2010 Long-Term Incentive Plan. In addition, ASB has entered into a Transition and Consulting Agreement with Mr. Schools under which Mr. Schools has agreed to provide consulting services to ASB during calendar year 2011, and ASB has agreed to pay Mr. Schools the cash value of 7,000 restricted shares of HEI common stock that would have otherwise vested in December 2011 and April 2012. The restricted stock value will be measured as of December 31, 2010. The cash payment will be payable in equal installments in December 2010 and December 2011. ASB has also agreed to waive the final year of pro rata repayment of Mr. Schools’ signing bonus (approximately $100,000).

HEI and ASB have engaged the services of Korn/Ferry International to conduct a nationwide search headed by HEI President and CEO Constance H. Lau (who also serves as ASB Chairman and CEO) to fill the role of ASB President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

/s/ James A. Ajello
James A. Ajello
Senior Financial Vice President, Treasurer and Chief Financial Officer
(Principal Financial Officer of HEI)
Date: April 8, 2010